Exhibit 2

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Voce, together with the other Participants, intends to file a preliminary consent statement and accompanying consent card with the SEC to be used to solicit votes for the requisition of a special general meeting of shareholders of Argo Group International Holdings, Ltd. (the “Company”) for the purpose of presenting proposals to remove and replace up to five members of the Company’s Board of Directors.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE CONSENT STATEMENT AND OTHER CONSENT MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH CONSENT MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS CONSENT SOLICITATION WILL PROVIDE COPIES OF THE CONSENT STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ CONSENT SOLICITOR, OKAPI PARTNERS LLC, AT (855) 208-8902 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

The Participants in the consent solicitation are anticipated to be: (i) Voce Catalyst Partners New York LLC, a New York limited liability company; (ii) Voce Catalyst Partners LP, a Delaware limited partnership and sole Managing Member of Voce Catalyst Partners New York LLC (“Voce Catalyst Partners”); (iii) Voce Capital Management LLC, a California limited liability company (“Voce Capital Management”); (iv) Voce Capital LLC, a Delaware limited liability company and sole Managing Member of Voce Capital Management (“Voce Capital LLC”); and (v) J. Daniel Plants, sole Managing Member of Voce Capital LLC and a United States citizen (“Mr. Plants,” and together with Voce Catalyst Partners, Voce Capital Management, Voce Catalyst Partners New York and Voce Capital LLC, the “Voce Parties”).

As of the date hereof, the Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 1,990,676 common shares, $1.00 par value per share, of the Company (the “Common Shares”). Of the 1,990,676 Common Shares beneficially owned in the aggregate by the Voce Parties, including the 100 Common Shares owned by Voce Catalyst Partners in record name and 100 Common Shares owned by Voce Catalyst Partners New York in record name, such Common Shares may be deemed to be beneficially owned as follows: (a) 1,990,676 Common Shares may be deemed to be beneficially owned by Voce Capital Management, by virtue of it being the investment advisor to certain investment funds, including Voce Catalyst Partners; (b) 1,990,676 Common Shares may be deemed to be beneficially owned by Voce Capital LLC, by virtue of it being the general partner of Voce Capital Management; and (c) 1,990,676 Common Shares may be deemed to be beneficially owned by Mr. Plants by virtue of him being the sole managing member of Voce Capital LLC and the Managing Partner of Voce Capital Management. Each Participant disclaims beneficial ownership of the Common Shares reported above except to the extent of his, her or its actual pecuniary interest therein.